Exhibit 99.1

Fox Factory Holding Corp. Reports Second Quarter Fiscal 2024 Financial Results
DULUTH, Georgia, August 1, 2024 - Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX” or the “Company”), a premium brand and a global leader in the design, engineering and manufacturing of performance-defining products and systems for customers worldwide, today reported financial results for the second fiscal quarter ended June 28, 2024.

Second Quarter Fiscal 2024 Highlights
•Net sales for the second quarter of fiscal 2024 were $348.5 million, a sequential increase of 4.5%, and consistent with expectations
•Bike revenues grew 52% sequentially
•Earnings per diluted share for the second quarter of fiscal 2024 was $0.13, and adjusted earnings per diluted share was $0.38 and consistent with expectations
•Net income margin increased 260 basis points sequentially and adjusted EBITDA margin improved sequentially to 12.7% from 12.1% due to the strength of aftermarket sales
•Improved capital structure and liquidity by drawing on our $200.0 million Delayed Draw Term Loan and paying down our revolver
•Updates full year 2024 guidance
•CFO Dennis Schemm to become President of AAG while retaining existing CFO responsibilities as Thomas Fletcher leaves the company.
•Chief Accounting Officer Brendan Enick to assume Treasurer responsibilities in support of the AAG leadership transition

Management Commentary
“Second quarter results were consistent with our expectations, demonstrating continued sequential improvement in net sales and profitability in light of challenging conditions,” commented Mike Dennison, FOX’s Chief Executive Officer. “Although our broader industries we address remain pressured by the challenging macro environment, we see encouraging signals of stabilization within areas of our business that have been facing disproportionate impacts resulting from industry oversupply of inventories.”

Mr. Dennison continued, “As we look towards the second half of fiscal 2024, we are adjusting our expectations in light of ongoing industry challenges and macroeconomic headwinds. While we still anticipate sequential improvement from second to third quarter, the pace of acceleration is likely to be more moderate than initially projected. It is our commitment to innovation and our product roadmap that gives us confidence in our prospects for growth while most of our peers experience declining sales growth in this environment. In this dynamic environment, we are intensifying our focus on managing the controllable aspects of our business, implementing stringent cost management measures, and engaging in prudent resource allocation. These efforts are designed to navigate current market conditions while ensuring we remain strategically positioned to capitalize on long-term growth opportunities as the market environment improves.”

Mr. Dennison concluded, “We wish Tom well as he transitions out of Fox, and we want to recognize his leadership in helping lead our Aftermarket Applications Group (AAG) segment through a series of strategic acquisitions that have positioned FOX as a leader in the aftermarket channel. I am looking forward to Dennis’ contributions as AAG’s new leader, as his past operating experience and fresh perspectives on FOX’s operations have been invaluable to our leadership team since joining FOX approximately a year ago. To further support this transition, Brendan Enick, our Chief Accounting Officer, will be taking over the role of Treasurer, where he will continue to work closely with Dennis and the finance organization to drive our capital allocation strategy and optimize our balance sheet and cash flows.”

Second Quarter 2024 Results
Net sales for the second quarter of fiscal 2024 were $348.5 million, a decrease of 13.0%, as compared to net sales of $400.7 million in the second quarter of fiscal 2023. This decrease reflects a $48.5 million or 31.2% decrease in Aftermarket Applications Group (“AAG”) net sales and a $22.4 million or 16.0% decrease in Powered Vehicles Group (“PVG”), partially offset by a $18.7 million or 17.8% increase in Specialty Sports Group (“SSG”) net sales. The decrease in AAG net sales from $155.6 million to $107.1 million is driven by lower upfitting sales due to product mix and higher interest rates impacting dealers and consumers. The decrease in PVG net sales from $140.2 million to $117.8 million is primarily due to lower industry demand in Power Sports because of higher interest rates. The increase in SSG net sales from $104.9 million to $123.6 million is primarily related to the inclusion of $41.6 million in net sales from Marucci, which we acquired in November 2023, partially offset by a reduction in bike sales of $22.9 million because of the ongoing channel inventory recalibration and, to a lesser extent, lower end consumer demand. Sequentially, bike revenues grew by 52.0%.
Gross margin was 31.8% for the second quarter of fiscal 2024, a 110 basis point decrease from gross margin of 32.9% in the second quarter of fiscal 2023. The decrease in gross margin was primarily driven by shifts in our product line mix and reduced operating leverage on lower volume, partially offset by increased efficiencies at our North American facilities. Adjusted gross margin, which excludes the effects of organizational restructuring expenses, decreased 250 basis points to 31.9% from the same prior fiscal year period.
Total operating expenses were $92.4 million, or 26.5% of net sales, for the second quarter of fiscal 2024, compared to $79.2 million, or 19.8% of net sales in the second quarter of fiscal 2023. Operating expenses increased by $13.2 million primarily due to the inclusion of Marucci operating expenses of $19.4 million, and to a lesser extent, our Custom Wheel House acquisition, which were partially offset by strong cost management actions. Adjusted operating expenses were $78.4 million, or 22.5% of net sales in the second quarter of fiscal 2024, compared to $71.0 million, or 17.7% of net sales, in the second quarter of the prior fiscal year.
The Company reflected a tax benefit of $0.4 million in the second quarter of fiscal 2024, compared to a tax expense of $8.1 million in the second quarter of fiscal 2023. The decrease in the Company’s income tax expense was primarily due to a decrease in pre-tax income.
Net income in the second quarter of fiscal 2024 was $5.4 million, compared to net income of $39.7 million in the second quarter of the prior fiscal year. Earnings per diluted share for the second quarter of fiscal 2024 was $0.13, compared to earnings per diluted share of $0.94 for the second quarter of fiscal 2023. Adjusted net income in the second quarter of fiscal 2024 was $15.9 million, or $0.38 of adjusted earnings per diluted share, compared to adjusted net income of $51.4 million, or $1.21 of adjusted earnings per diluted share, in the same period of the prior fiscal year.
Adjusted EBITDA in the second quarter of fiscal 2024 was $44.1 million, compared to $79.4 million in the second quarter of fiscal 2023. Adjusted EBITDA margin in the second quarter of fiscal 2024 was 12.7%, compared to 19.8% in the second quarter of fiscal 2023.

First Six Months Fiscal 2024 Results
Net sales for the six months ended June 28, 2024, were $682.0 million, a decrease of 14.8% compared to the first six months in fiscal 2023. This decrease reflects a $85.4 million or 29.0% decrease in AAG net sales and a $46.5 million or 16.5% decrease in PVG net sales, partially offset by a $13.3 million or 5.9% increase in SSG net sales. The decrease in AAG net sales from $294.4 million to $209.0 million is driven by lower upfitting sales due to product mix and higher interest rates impacting dealers and consumers. The decrease in PVG net sales from $282.4 million to $235.9 million is primarily due to lower industry demand in Power Sports because of higher interest rates. The increase in SSG sales from $223.8 million to $237.1 million is primarily related to the inclusion of $101.2 million in net sales from Marucci, partially offset by a reduction in bike sales of $87.9 million because of the ongoing channel inventory recalibration and, to a lesser extent, lower end consumer demand.

Gross margin was 31.4% in the first six months of fiscal 2024, a 170 basis point decrease, compared to gross margin of 33.1% in the first six months of fiscal 2023. The decrease in gross margin for the first six months of fiscal 2024 was primarily driven by a shift in our product line mix and operating leverage on lower volume. Adjusted gross margin, excluding the effects of the amortization of an acquired inventory valuation markup and organizational restructuring expenses, was 32.1% in the first six months of fiscal 2024, a 220 basis point decrease, compared to 34.3% in the first six months of fiscal 2023.

Total operating expenses were $186.7 million, or 27.4% of net sales, for the first six months of fiscal 2024, compared to $157.9 million, or 19.7% of net sales in the first six months of fiscal 2023. Operating expenses increased by $28.8 million primarily due to the inclusion of Marucci operating expenses of $40.2 million, partially offset by cost controls. Adjusted operating expenses were $158.7 million, or 23.3% of net sales in the first six months of fiscal 2024, compared to $141.3 million, or 17.7% of net sales, in the first six months of the prior fiscal year.

Net income in the first six months of fiscal 2024 was $1.9 million, compared to $81.5 million in the first six months of the prior fiscal year. Earnings per diluted share for the first six months of fiscal 2024 was $0.05, compared to $1.92 in the same period of fiscal 2023. Adjusted net income in the first six months of fiscal 2024 was $27.8 million, or $0.67 of adjusted earnings per diluted share, compared to $102.4 million, or $2.41 of adjusted earnings per diluted share in the same period of the prior fiscal year.

Adjusted EBITDA decreased to $84.6 million in the first six months of fiscal 2024, compared to $158.6 million in the first six months of fiscal 2023. Adjusted EBITDA margin decrease to 12.4% in the first six months of fiscal 2024, compared to 19.8% in the first six months of fiscal 2023.
Reconciliations to non-GAAP measures are provided at the end of this press release.

Balance Sheet Summary
As of June 28, 2024, the Company had cash and cash equivalents of $82.2 million, compared to $83.6 million as of December 29, 2023. Inventory was $380.4 million as of June 28, 2024, compared to $371.8 million as of December 29, 2023. As of June 28, 2024, accounts receivable and accounts payable were $157.9 million and $144.0 million, respectively, compared to $171.1 million and $104.2 million, respectively, as of December 29, 2023. Prepaids and other current assets were $171.1 million as of June 28, 2024, compared to $141.5 million as of December 29, 2023. Inventory increased by $8.6 million driven by driven by planned inventory builds to ensure sufficient inventory to meet anticipated demand, partially offset by our strong execution of continuous improvement efforts to optimize inventory levels across the organization, particularly within PVG. The change in accounts receivable reflects the timing of customer collections. The change in accounts payable reflects the timing of vendor payments. The increase in prepaids and other current assets is primarily due to carrying new model year chassis to meet current year production needs for the upfitting product lines and, to a lesser degree, slowing sales of older model years. Total debt was $758.1 million as of June 28, 2024, compared to $743.5 million as of December 29, 2023. During the first six months of fiscal 2024, the Company drew $200 million on its delayed draw term loan and used those proceeds to pay down its revolver balance, resulting in net increase in debt of $14.6 million. The Company recently secured an improved covenant profile on its capital structure to provide more flexibility given the uncertain macro environment.
AAG Segment Leadership Transition
The Company announced that Dennis Schemm, Chief Financial Officer, has been appointed President of AAG, effective August 1, 2024. Mr. Schemm will continue to serve as Chief Financial Officer of the Company. This transition follows the planned departure of Thomas (Tom) Fletcher, who has served as President of AAG since May 2021.

As President of AAG, Mr. Schemm will take on additional responsibilities including oversight of the Segment’s manufacturing operations, commercial activities, and research and development efforts, while retaining his existing leadership of the finance organization. He will continue to report directly to Chief Executive Officer, Mike Dennison.

To further support the transition, Brendan Enick, Chief Accounting Officer, has taken on the additional role of Treasurer, previously held by Mr. Schemm, effective August 1. His additional responsibilities will include working with Mr. Schemm and the finance organization to lead the Company’s cash flow management and provide oversight of the balance sheet and capital allocation priorities while working to mitigate financial risk.

Third Quarter and Fiscal 2024 Guidance
For the third quarter of fiscal 2024, the Company expects net sales in the range of $355 million to $385 million and adjusted earnings per diluted share in the range of $0.35 to $0.50.
For the fiscal year 2024, the Company now expects net sales in the range of $1.407 billion to $1.477 billion, adjusted earnings per diluted share in the range of $1.40 to $1.72, and a full year effective tax rate in the range of 15% to 18%.
The Company’s expectation to achieve sequential growth in the second half of the year is underpinned by: Bike stabilizing and launch of new products into the entry-premium Bike market, Marucci’s launch of CATX2 and growth from its diversified portfolio, improving chassis mix and availability in AAG and new product launches in the Aftermarket space. However, the impact of these positive factors has been tempered by ongoing industry challenges and macroeconomic headwinds.
Adjusted earnings per diluted share exclude the following items net of applicable tax: amortization of purchased intangibles, litigation and settlement-related expenses, acquisition and integration-related expenses, organizational restructuring expenses, and strategic transformation costs. A quantitative reconciliation of adjusted earnings per diluted share for the third quarter and full fiscal year 2024 is not available without unreasonable efforts because management cannot predict, with sufficient certainty, all of the elements necessary to provide such a reconciliation. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Conference Call & Webcast
The Company will hold an investor conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The conference call dial-in number for North America listeners is (800) 579-2543, and international listeners may dial (785) 424-1789; the conference ID is FOXFQ224 or 36937224. Live audio of the conference call will be simultaneously webcast in the Investor Relations section of the Company’s website at http://www.ridefox.com. The webcast of the teleconference will be archived and available on the Company’s website.
Available Information
Fox Factory Holding Corp. announces material information to the public about the Company through a variety of means, including filings with the Securities and Exchange Commission, press releases, public conference calls, webcasts, and the investor relations section of its website (https://investor.ridefox.com/investor-relations/default.aspx) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with its disclosure obligations under Regulation FD.

About Fox Factory Holding Corp. (NASDAQ: FOXF)
Fox Factory Holding Corp. is a global leader in the design engineering and manufacturing of premium products that deliver championship-level performance for specialty sports and on and off-road vehicles. Its portfolio of brands, like FOX, Marucci, Method Race Wheels and more, are fueled by unparalleled innovation that continuously earns the trust of professional athletes and passionate enthusiasts all around the world. The Company is a direct supplier of shocks, suspension, and components to leading powered vehicle and bicycle original equipment manufacturers and offers premium baseball and softball gear and equipment. The company acquires complementary businesses to integrate engineering and manufacturing expertise to reach beyond its core shock and suspension segment, diversifying its product offerings and increasing its market potential. It also provides products in the aftermarket through its global network of retailers and distributors and through direct-to-consumer channels.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”), FOX is including in this press release certain non-GAAP financial measures consisting of “adjusted gross profit,” “adjusted gross margin,” “adjusted operating expense,” “adjusted operating margin”, “adjusted net income,” “adjusted earnings per diluted share,” “adjusted EBITDA,” and “adjusted EBITDA margin,” all of which are non-GAAP financial measures. FOX defines adjusted gross profit as gross profit adjusted for the amortization of acquired inventory valuation markups. Adjusted gross margin is defined as adjusted gross profit divided by net sales. FOX defines adjusted operating expense as operating expense adjusted for amortization of purchased intangibles, litigation and settlement-related expenses, acquisition and integration-related expenses, organizational restructuring expenses, and certain strategic transformation costs. FOX defines adjusted operating margin as adjusted operating expense divided by net sales. FOX defines adjusted net income as net income adjusted for amortization of purchased intangibles, litigation and settlement-related expenses, acquisition and integration-related expenses, organizational restructuring expenses, and strategic transformation costs, all net of applicable tax. These adjustments are more fully described in the tables included at the end of this press release. Adjusted earnings per diluted share is defined as adjusted net income divided by the weighted average number of diluted shares of common stock outstanding during the period. FOX defines adjusted EBITDA as net income adjusted for interest expense, net other expense, income taxes or tax benefits, amortization of purchased intangibles, depreciation, stock-based compensation, litigation and settlement related expenses, organizational restructuring expenses, acquisition and integration-related expenses and strategic transformation costs that are more fully described in the tables included at the end of this press release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by net sales.
FOX includes these non-GAAP financial measures because it believes they allow investors to better understand and evaluate the Company’s core operating performance and trends. In particular, the exclusion of certain items in calculating the non-GAAP financial measures consisting of adjusted gross profit, adjusted operating expense, adjusted net income and adjusted EBITDA (and accordingly, adjusted gross margin, adjusted earnings per diluted share and adjusted EBITDA margin) can provide a useful measure for period-to-period comparisons of the Company’s core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies because other companies may calculate adjusted gross profit, adjusted gross margin, adjusted operating expense, adjusted operating margin, adjusted net income, adjusted earnings per diluted share, adjusted EBITDA and adjusted EBITDA margin differently than FOX does. For more information regarding these non-GAAP financial measures, see the tables included at the end of this press release.

FOX FACTORY HOLDING CORP.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	As of	As of
	June 28, 2024	December 29, 2023

Assets
Current assets:
Cash and cash equivalents	$82,246	$83,642
Accounts receivable (net of allowances of $940 and $1,158, respectively)	157,949	171,060
Inventory	380,408	371,841
Prepaids and other current assets	171,117	141,512
Total current assets	791,720	768,055
Property, plant and equipment, net	238,021	237,192
Lease right-of-use assets	97,791	84,317
Deferred tax assets	20,640	21,297
Goodwill	637,575	636,565
Trademarks and brands, net	267,798	273,293
Customer and distributor relationships, net	171,911	184,269
Core technologies, net	24,646	25,785
Other assets	15,519	11,525
Total assets	$2,265,621	$2,242,298
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$143,975	$104,150
Accrued expenses	84,566	103,400
Current portion of long-term debt	24,286	14,286
Total current liabilities	252,827	221,836
Revolver	194,000	370,000
Term A Loan, less current portion	539,833	359,242
Other liabilities	82,578	69,459
Total liabilities	1,069,238	1,020,537
Stockholders’ equity
Preferred stock, $0.001 par value — 10,000 authorized and no shares issued or outstanding as of June 28, 2024 and December 29, 2023	—	—
Common stock, $0.001 par value — 90,000 authorized; 42,572 shares issued and 41,682 outstanding as of June 28, 2024; 42,844 shares issued and 41,954 outstanding as of December 29, 2023	42	42
Additional paid-in capital	335,834	348,346
Treasury stock, at cost; 890 common shares as of June 28, 2024 and December 29, 2023	(13,754)	(13,754)
Accumulated other comprehensive income	3,398	9,041
Retained earnings	870,863	878,086
Total stockholders’ equity	1,196,383	1,221,761
Total liabilities and stockholders’ equity	$2,265,621	$2,242,298

FOX FACTORY HOLDING CORP.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	For the three months ended		For the six months ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Net sales	$348,491	$400,715	$681,963	$800,566
Cost of sales	237,528	268,689	467,842	535,242
Gross profit	110,963	132,026	214,121	265,324
Operating expenses:
General and administrative	36,962	30,221	74,383	63,982
Sales and marketing	29,539	26,556	60,725	50,225
Research and development	14,789	15,188	29,228	30,470
Amortization of purchased intangibles	11,083	7,277	22,320	13,173
Total operating expenses	92,373	79,242	186,656	157,850
Income from operations	18,590	52,784	27,465	107,474
Interest expense	13,865	4,418	27,194	7,939
Other (income) expense, net	(311)	536	(2)	560
Income before income taxes	5,036	47,830	273	98,975
(Benefit) provision for income taxes	(371)	8,095	(1,638)	17,473
Net income	$5,407	$39,735	$1,911	$81,502
Earnings per share:
Basic	$0.13	$0.94	$0.05	$1.93
Diluted	$0.13	$0.94	$0.05	$1.92
Weighted-average shares used to compute earnings per share:
Basic	41,673	42,359	41,662	42,329
Diluted	41,705	42,480	41,717	42,492

FOX FACTORY HOLDING CORP.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the six months ended
	June 28, 2024	June 30, 2023
OPERATING ACTIVITIES:
Net income	$1,911	$81,502
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	40,854	28,712
Provision for inventory reserve	572	4,309
Stock-based compensation	6,109	10,184
Amortization of acquired inventory step-up	4,485	8,895
Amortization of loan fees	1,540	453
Amortization of deferred gains on prior swap settlements	(2,126)	(2,126)
Loss on disposal of property and equipment	(27)	408
Deferred taxes	(184)	(139)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	12,003	32,744
Inventory	(7,809)	8,814
Income taxes	(23,172)	(16,381)
Prepaids and other assets	(35,673)	(112,583)
Accounts payable	34,633	(41,565)
Accrued expenses and other liabilities	2,921	(6,535)
Net cash provided by (used in) operating activities	36,037	(3,308)
INVESTING ACTIVITIES:
Acquisitions of businesses, net of cash acquired	(5,041)	(130,918)
Acquisition of other assets, net of cash acquired	(350)	(2,364)
Purchases of property and equipment	(21,188)	(23,227)
Net cash used in investing activities	(26,579)	(156,509)
FINANCING ACTIVITIES:
Proceeds from revolver	119,000	210,000
Payments on revolver	(295,000)	(85,000)
Proceeds from issuance of debt	200,000	—
Repayment of term debt	(7,143)	—
Purchase and retirement of common stock	(25,000)	—
Repurchases from stock compensation program, net	(2,545)	(5,218)
Net cash (used in) provided by financing activities	(10,688)	119,782
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(166)	225
CHANGE IN CASH AND CASH EQUIVALENTS	(1,396)	(39,810)
CASH AND CASH EQUIVALENTS—Beginning of period	83,642	145,250
CASH AND CASH EQUIVALENTS—End of period	$82,246	$105,440

FOX FACTORY HOLDING CORP.
NET INCOME TO ADJUSTED NET INCOME RECONCILIATION
AND CALCULATION OF ADJUSTED EARNINGS PER SHARE
(in thousands, except per share data)
(unaudited)
The following table provides a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted net income (a non-GAAP measure), and the calculation of adjusted earnings per share (a non-GAAP measure) for the three and six months ended June 28, 2024 and June 30, 2023. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the six months ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Net income	$5,407	$39,735	$1,911	$81,502
Amortization of purchased intangibles	11,083	7,277	22,320	13,173
Litigation and settlement-related expenses	1,231	659	2,760	1,637
Other acquisition and integration-related expenses (1)	470	6,125	5,633	10,599
Organizational restructuring expenses (2)	413	—	520	—
Strategic transformation costs (3)	822	—	1,254	—
Tax impacts of reconciling items above (4)	(3,531)	(2,405)	(6,578)	(4,486)
Adjusted net income	$15,895	$51,391	$27,820	$102,425

Adjusted EPS
Basic	$0.38	$1.21	$0.67	$2.42
Diluted	$0.38	$1.21	$0.67	$2.41

Weighted average shares used to compute adjusted EPS
Basic	41,673	42,359	41,662	42,329
Diluted	41,705	42,480	41,717	42,492
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations and the impact of the finished goods inventory valuation adjustment recorded in connection with the purchase of acquired assets, per period as follows:

	For the three months ended		For the six months ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Acquisition related costs and expenses	$470	$300	$1,148	$1,704
Purchase accounting inventory fair value adjustment amortization	—	5,825	4,485	8,895
Other acquisition and integration-related expenses	$470	$6,125	$5,633	$10,599
(2) Represents expenses associated with various restructuring initiatives.
(3) Represents costs associated with various strategic initiatives.
(4) Tax impact calculated based on the respective annual effective tax rate, excluding discrete items.

FOX FACTORY HOLDING CORP.
NET INCOME TO ADJUSTED EBITDA RECONCILIATION AND
NET INCOME MARGIN TO ADJUSTED EBITDA MARGIN RECONCILIATION
(in thousands, except percentages)
(unaudited)
The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted EBITDA (a non-GAAP measure), and a reconciliation of net income margin to adjusted EBITDA margin (a non-GAAP measure) for the three and six months ended June 28, 2024 and June 30, 2023. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the six months ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Net income	$5,407	$39,735	$1,911	$81,502
(Benefit) provision for income taxes	(371)	8,095	(1,638)	17,473
Depreciation and amortization	20,403	15,397	40,854	28,712
Non-cash stock-based compensation	2,203	4,483	6,109	10,184
Litigation and settlement-related expenses	1,231	659	2,760	1,637
Other acquisition and integration-related expenses (1)	470	6,125	5,633	10,599
Organizational restructuring expenses (2)	413	—	476	—
Strategic transformation costs (3)	822	—	1,254	—
Interest and other expense, net	13,554	4,954	27,192	8,499
Adjusted EBITDA	$44,132	$79,448	$84,551	$158,606

Power Vehicles Group	$15,889	$23,882	$31,770	$41,540
Aftermarket Applications Group	14,156	37,830	29,026	74,109
Specialty Sports Group	29,214	34,109	53,271	75,939
Unallocated corporate expenses	(15,127)	(16,373)	(29,516)	(32,982)
Adjusted EBITDA	$44,132	$79,448	$84,551	$158,606

	For the three months ended		For the six months ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Net income margin	1.6%	9.9%	0.3%	10.2%
(Benefit) provision for income taxes	(0.1)	2.0	(0.2)	2.2
Depreciation and amortization	5.9	3.8	6.0	3.6
Non-cash stock-based compensation	0.6	1.1	0.9	1.3
Litigation and settlement-related expenses	0.4	0.2	0.4	0.2
Other acquisition and integration-related expenses (1)	0.1	1.5	0.8	1.3
Organizational restructuring expenses (2)	0.1	—	0.1	—
Interest and other expense, net	3.9	1.2	4.0	1.1
Adjusted EBITDA Margin	12.7%	19.8%	12.4%	19.8%
*Percentages may not foot due to rounding.
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations and the impact of the finished goods inventory valuation adjustment recorded in connection with the purchase of acquired assets, per period as follows:

	For the three months ended		For the six months ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Acquisition related costs and expenses	$470	$300	$1,148	$1,704
Purchase accounting inventory fair value adjustment amortization	—	5,825	4,485	8,895
Other acquisition and integration-related expenses	$470	$6,125	$5,633	$10,599
(2) Represents expenses associated with various restructuring initiatives, excluding $44 in stock-based compensation for the six month period ended June 28, 2024.
(3) Represents costs associated with various strategic initiatives.

FOX FACTORY HOLDING CORP.
GROSS PROFIT TO ADJUSTED GROSS PROFIT RECONCILIATION AND
CALCULATION OF GROSS MARGIN AND ADJUSTED GROSS MARGIN
(in thousands)
(unaudited)
The following table provides a reconciliation of gross profit to adjusted gross profit (a non-GAAP measure) for the three and six months ended June 28, 2024 and June 30, 2023, and the calculation of gross margin and adjusted gross margin (a non-GAAP measure). These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the six months ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Net sales	$348,491	$400,715	$681,963	$800,566

Gross Profit	$110,963	$132,026	$214,121	$265,324
Amortization of acquired inventory valuation markup	—	5,825	4,485	8,895
Organizational restructuring expenses (1)	86	—	86	—
Adjusted Gross Profit	$111,049	$137,851	$218,692	$274,219

Gross Margin	31.8%	32.9%	31.4%	33.1%

Adjusted Gross Margin	31.9%	34.4%	32.1%	34.3%
(1) Represents expenses associated with various restructuring initiatives.

FOX FACTORY HOLDING CORP.
OPERATING EXPENSE TO ADJUSTED OPERATING EXPENSE RECONCILIATION AND
CALCULATION OF ADJUSTED OPERATING MARGIN
(in thousands)
(unaudited)
The following tables provide a reconciliation of operating expense to adjusted operating expense (a non-GAAP measure) and the calculations of operating expense as a percentage of net sales and adjusted operating expense as a percentage of net sales (a non-GAAP measure), for the three and six months ended June 28, 2024 and June 30, 2023. These non-GAAP financial measures are provided in addition to, and not as an alternative for, the Company’s reported GAAP results.

	For the three months ended		For the six months ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Net sales	$348,491	$400,715	$681,963	$800,566

Operating expense	$92,373	$79,242	$186,656	$157,850
Amortization of purchased intangibles	(11,083)	(7,277)	(22,320)	(13,173)
Litigation and settlement-related expenses	(1,231)	(659)	(2,760)	(1,637)
Other acquisition and integration-related expenses (1)	(470)	(300)	(1,148)	(1,704)
Organizational restructuring expenses (2)	(327)	—	(435)	—
Strategic transformation costs (3)	(822)	—	(1,254)	—
Adjusted operating expense	$78,440	$71,006	$158,739	$141,336

Operating expense as a percentage of net sales	26.5%	19.8%	27.4%	19.7%

Adjusted operating expense as a percentage of net sales	22.5%	17.7%	23.3%	17.7%
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations.
(2) Represents expenses associated with various restructuring initiatives.
(3) Represents costs associated with various strategic initiatives.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release including earnings guidance may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Such forward-looking statements include, but are not limited to, statements with regard to expectations related to the acquisition of Marucci and the future performance of Fox and Marucci; the Company’s expected demand for its products; the Company’s execution on its strategy to improve operating efficiencies; the Company’s expectation regarding its operating results and future growth prospects; the Company’s expected future sales and future adjusted earnings per diluted share; and any other statements in this press release that are not of a historical nature. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to complete any acquisition and/or incorporate any acquired assets into its business including, but not limited to, the possibility that the expected synergies and value creation from the Marucci acquisition will not be realized, or will not be realized within the expected time period; the Company’s ability to maintain its suppliers for materials, product parts and vehicle chassis without significant supply chain disruptions; the Company’s ability to improve operating and supply chain efficiencies; the Company’s ability to enforce its intellectual property rights; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margin, operating expenses, ability to generate positive cash flow and ability to maintain profitability; the Company’s ability to adapt its business model to mitigate the impact of certain changes in tax laws; changes in the relative proportion of profit earned in the numerous jurisdictions in which the Company does business and in tax legislation, case law and other authoritative guidance in those jurisdictions; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the spread of highly infectious or contagious diseases, such as COVID-19, causing disruptions in the U.S. and global economy and disrupting the business activities and operations of our customers, business and operations; the Company’s ability to increase its aftermarket penetration; the Company’s exposure to exchange rate fluctuations; the loss of key customers; strategic transformation costs; the outcome of pending litigation; the possibility that the Company may not be able to accelerate its international growth; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the possibility that the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes; the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences; changes in demand for performance-defining products as well as the Company’s other products; the Company’s loss of key personnel, management and skilled engineers; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; product recalls and product liability claims; the impact of change in China-Taiwan relations on our business, our operations or our supply chain, the impact of the Russian invasion of Ukraine or the Israel-Palestine conflict or rising tension in the Middle East on the global economy, energy supplies and raw materials; future economic or market conditions, including the impact of inflation or the U.S. Federal Reserve’s interest rate increases in response thereto; and the other risks and uncertainties described in “Risk Factors” contained in its Annual Report on Form 10-K for the fiscal year ended December 29, 2023 and filed with the Securities and Exchange Commission on February 23, 2024, or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
CONTACT:
ICR
Jeff Sonnek
646-277-1263
Jeff.Sonnek@icrinc.com